      As filed with the Securities and Exchange Commission on June 11, 1998
                                        Registration Statement No. 333-_________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                    FORM S-3

                             ----------------------

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ----------------------

                             ASCENT PEDIATRICS, INC.
             (Exact name of registrant as specified in its charter)

                             ----------------------

             DELAWARE                                    04-3047405
   (State or other jurisdiction             (I.R.S. Employer Identification No.)
of incorporation or organization)

                             187 BALLARDVALE STREET
                         WILMINGTON, MASSACHUSETTS 01887
                                 (978) 658-2500
                        (Address, including zip code, and
                     telephone number, including area code,
                            of registrant's principal
                               executive offices)

                             ----------------------

                                   ALAN R. FOX
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             ASCENT PEDIATRICS, INC.
                             187 BALLARDVALE STREET
                         WILMINGTON, MASSACHUSETTS 01887
                                 (978) 658-2500
                     (Name, address, including zip code, and
                     telephone number, including area code,
                              of agent for service)

                                    COPY TO:

                             DAVID E. REDLICK, ESQ.
                                HALE AND DORR LLP
                                 60 STATE STREET
                           BOSTON, MASSACHUSETTS 02109
                                 (617) 526-6000

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

         If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         -------------------------------

                         CALCULATION OF REGISTRATION FEE

===================================================================================================================
                                                                  Proposed          Proposed
                                                    Amount         Maximum           Maximum
                                                     to be        Aggregate         Aggregate          Amount of
       Title of Shares to be Registered           Registered        Price       Offering Price(1)  Registration Fee
                                                                 Per Share(1)
-------------------------------------------------------------------------------------------------------------------
Common Stock, $.00004 par value per share....   779,268 shares   $2.78125       $2,167,339.13      $639.37
-------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low prices of the Company's Common Stock on the Nasdaq National Market on June 8, 1998.

                         -------------------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), SHALL DETERMINE.

================================================================================

         INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JUNE 11, 1998

PROSPECTUS
                             ASCENT PEDIATRICS, INC.

                                 779,268 Shares

                                  Common Stock

                          ($.00004 par value per share)

                              ---------------------

         This Prospectus covers the offer and sale of 779,268 shares (the "Shares") of common stock, $.00004 par value ("Common Stock"), of Ascent Pediatrics, Inc. ("Ascent" or the "Company"), which are issuable upon exercise of warrants (the "Triumph Warrants") by the holders thereof (the "Selling Stockholders"). The Company issued the Triumph Warrants to the Selling Stockholders in connection with the issuance and sale on January 31, 1997 and June 4, 1997 of an aggregate of $7.0 million of convertible subordinated secured notes (the "Triumph Notes") to such Selling Stockholders. The Shares may be offered and sold by the Selling Stockholders, or by their pledgees, donees, transferees or other successors in interest, from time to time on the Nasdaq National Market, in ordinary brokerage transactions, in negotiated transactions, or otherwise, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. See "SELLING STOCKHOLDERS" and "PLAN OF DISTRIBUTION."

         The Company will not receive any of the proceeds from the sale of the Shares covered by this Prospectus. The Company will bear all expenses incurred in effecting the registration of the Shares, including all registration and filing fees, "blue sky" fees, printing expenses, all legal fees of counsel to the Company and counsel to the Selling Stockholders, applicable to the sale of the Shares excluding brokerage or underwriting expenses or commissions, if any, which will be paid by the Selling Stockholders. The Company and the Selling Stockholders have agreed to certain indemnification arrangements with respect to the sale of the Shares offered hereby. See "PLAN OF DISTRIBUTION."

         The Company's Common Stock is traded on the Nasdaq National Market under the symbol "ASCT." On June 8, 1998, the closing sale price of the Common Stock as reported on the Nasdaq National Market was $2.625 per share.

                             ----------------------

                 THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE
                OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                             ----------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
            ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
              OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.

                              ---------------------

               The date of this Prospectus is __________ __, 1998.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

Available Information......................................................   2
Incorporation of Certain Documents By Reference............................   3
Special Note Regarding Forward-Looking Information.........................   4
The Company................................................................   5
Risk Factors...............................................................   6
Use of Proceeds............................................................  17
The Selling Stockholders...................................................  17
Plan of Distribution.......................................................  18
Legal Matters..............................................................  19
Experts....................................................................  19


                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Company is required to file electronic versions of these documents through the Commission's Electronic Data Gathering, Analysis and Retrieval system (EDGAR). The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Common Stock of the Company is quoted on the Nasdaq National Market. Reports and other information filed by the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

         The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments, supplements, exhibits and schedules thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, as certain items are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Company and the Shares, reference is made to the Registration Statement. Statements contained in this Prospectus regarding the contents of any agreement or other document are not necessarily complete, and in each instance reference is made to the copy of such agreement or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including all exhibits and schedules thereto, may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from the Commission at prescribed rates.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated herein by reference:

                  (i) The Company's Annual Report on Form 10-K for the year ended December 31, 1997, as filed with the Commission on March 31, 1998;

                  (ii) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, as filed with the Commission on May 15, 1998;

                  (iii) The Company's Current Report on Form 8-K dated as of June 1, 1998, as filed with the Commission on June 2, 1998; and

                  (iv) The description of the Common Stock of the Company as contained in the Company's Registration Statement on Form 8-A, as filed with the Commission on April 4, 1997, including any amendments or reports filed for the purpose of updating such description.

         All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Shares registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference into this Prospectus (without exhibits to such documents other than exhibits specifically incorporated by reference into such documents). All such requests shall be directed to: Ascent Pediatrics, Inc., 187 Ballardvale Street, Wilmington, Massachusetts 01887, Attention: Vice President, Finance, Telephone: (978) 658-2500.

         NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION OF AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE HEREOF.

                              ---------------------

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

         Certain statements in this Prospectus and in the documents incorporated herein constitute "forward-looking statements" within the meaning of Section 27A of the Act and Section 2B of the Exchange Act. For this purpose, any statements contained herein or incorporated herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "may," "anticipates," "plans," "expects," "intends" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements. These factors include those set forth in "Risk Factors" herein.

                                   THE COMPANY

         Ascent Pediatrics, Inc. ("Ascent" or the "Company") is a drug development and marketing company focused exclusively on the pediatric market. The Company's strategy is to address unmet medical needs of children through the development of differentiated, proprietary products based on approved compounds with well known clinical profiles. The Company introduced its first two products, Feverall(R) acetaminophen suppositories and Pediamist(R) nasal saline spray, to the market in the second half of 1997 and began to copromote a third product, Duricef(R) oral suspension, with Bristol-Myers Squibb U.S. Pharmaceuticals Group ("Bristol-Myers Squibb") in March 1998. Ascent has four other principal products in development. The Company markets its products in the United States through a direct sales force consisting of over 60 representatives focused exclusively on the pediatric market.

         Ascent was incorporated in Delaware in 1989. On June 28, 1996, the Company changed its name to Ascent Pediatrics, Inc. from Ascent Pharmaceuticals, Inc. The Company's principal executive offices are located at 187 Ballardvale Street, Suite B-125, Wilmington, Massachusetts 01887, and its telephone number is (978) 658-2500.

         The Company holds United States trademark registrations for "ASCENT," "FEVERALL," "PEDIAMIST" and "PRIMSOL." All other brand names or trademarks appearing in this Prospectus are the property of their respective owners.

                                  RISK FACTORS

         The shares of Common Stock offered hereby involve a high degree of risk. Prospective purchasers of the Common Stock offered hereby should carefully consider the following risk factors in addition to the other information set forth or incorporated by reference in this Prospectus.

CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING

         The Company has no committed external sources of capital. On June 1, 1998, the Company issued and sold $7.0 million of Series G convertible exchangeable preferred stock, $9.0 million of 8% seven-year subordinated notes and seven-year warrants to purchase 2,116,958 shares of Common Stock (collectively, the "1998 Financing") to funds affiliated with Furman Selz Investments and BancBoston Ventures (collectively, the "1998 Investors"). Based on its 1998 operating plan, the Company anticipates that its existing capital resources, taken together with the proceeds of the 1998 Financing and internally generated funds, will be adequate to satisfy its capital requirements and continue its operations through the first quarter of 1999.

         The Company's future capital requirements will depend on many factors, including continued progress in its product development programs, the magnitude of these programs, the results of preclinical studies and clinical trials, the time and cost involved in obtaining regulatory approvals, the costs involved in filing, prosecuting, enforcing and defending patent claims, competing technological and market developments, the ability of the Company to maintain and, in the future, expand its sales and marketing capability and product development, manufacturing and marketing relationships, and the costs and success of commercialization activities and arrangements, particularly the level of product sales. The Company's business strategy requires a significant commitment of funds to conduct clinical testing of potential products, to pursue regulatory approval of such products and maintain sales and marketing capabilities and manufacturing relationships necessary to bring such products to market.

EARLY STAGE OF DEVELOPMENT; HISTORY OF OPERATING LOSSES AND CUMULATIVE DEFICIT

         Ascent has incurred net operating losses since its inception. At March 31, 1998, the Company's cumulative deficit was approximately $36,819,000. Such losses have resulted primarily from costs incurred in the Company's product development programs, general and administrative costs associated with the Company's product development and costs associated with raising equity capital and the establishment of the Company's sales force. The Company first began to market products in the second half of 1997 and most of its products are still in development.

         The Company expects to incur additional operating losses at least through the next two years, as it continues its product development programs and maintains its sales and marketing organization and introduces products to the market. The Company expects cumulative losses to increase over this period. The Company expects that losses will fluctuate from quarter to quarter and that such fluctuations may be substantial. The Company's ability to achieve profitability is dependent in part upon obtaining regulatory approval for new products, commercial acceptance of products that are introduced to the market after required approvals have been obtained, the successful development and commercialization of its products and sales of such products and margins on such sales. There can be no assurance that the Company will obtain required regulatory approvals, successfully develop, commercialize, manufacture and market its products or ever achieve sales or profitability.

UNCERTAINTY RELATED TO APPROVAL OF PRIMSOL TRIMETHOPRIM SOLUTION

         In 1996, the Company filed two NDA's covering 25mg and 50mg strengths of Primsol trimethoprim solution for the treatment of acute otitis media ("AOM"), or middle ear infection, for children age six months to 12 years. In June 1997, the FDA approved the Company's NDA for its 25mg strength of Primsol solution. The Company's NDA for its 50mg strength of Primsol solution is still pending. In February 1998, the Company received a letter from the FDA citing certain deficiencies in the Company's NDA for the 50mg strength. In May 1998, the FDA notified the Company that, in connection with the Company's NDA for the 50mg strength of Primsol solution, the Company will be required to conduct a pre-approval clinical use study to determine the adverse event profile of Primsol solution in children. The Company is currently in discussions with the FDA to determine the parameters of this study. There can be no assurance as to when or if the Company will receive approval of such NDA. If the FDA does not grant marketing approval of the 50mg strength of Primsol solution for this indication, or if there are significant additional delays in such approval, the business, financial condition and operating results of the Company would be adversely affected, possibly materially.

PRODUCTS IN DEVELOPMENT; TECHNOLOGICAL UNCERTAINTY

         Ascent has introduced only one internally-developed product, Pediamist nasal saline spray, into the market. Although the Company has completed development of three other products and has filed with the FDA applications for marketing approval, many of the Company's product candidates are in development and require additional formulation, preclinical studies, clinical trials and regulatory approval prior to any commercial sales. With respect to certain product candidates, the Company must successfully address a number of technological challenges to complete its development efforts. In addition, there can be no assurance that the Company will be permitted to undertake and complete human clinical trials of certain of the Company's potential products, either in the United States or elsewhere, or, if permitted, that such products will be demonstrated to be safe and efficacious. The administration of any product the Company develops may produce undesirable side effects that could result in the interruption, delay or suspension of clinical trials. In addition, there can be no assurance that any of the Company's product candidates will obtain the approval of the FDA or other regulatory approvals or that any approved product will be capable of being produced in commercial quantities at reasonable cost and successfully marketed.

LIMITED SALES AND MARKETING EXPERIENCE

         The Company markets and sells its products in the United States through its own dedicated marketing staff and sales force. The Company only recruited its marketing staff and sales force in the second half of 1997 and has limited experience in marketing and sales. The Company believes that its success will depend in significant part upon its ability to maintain a dedicated marketing staff and sales force capable of promoting its products. However, there can be no assurance that the Company will be able to maintain the marketing staff and sales force that it has recruited, that the cost of establishing and maintaining this marketing staff and sales force will be justifiable in light of product revenues or that the Company's marketing and sales efforts will be successful. Should the Company fail in its marketing and sales efforts, its business, financial condition and operating results would be materially adversely affected.

UNCERTAINTY OF MARKET ACCEPTANCE OF PRODUCTS

         Although many of the Company's product candidates are reformulations of compounds marketed by other manufacturers, there can be no assurance that these products or other current or future products of the Company will achieve market acceptance. The commercial success of the Company's products and products under development, when and if any required approval for marketing by the FDA or any other regulatory agency is obtained, will depend, in significant part, on such products' efficacy, side effect profile, taste, dosing frequency, method of administration, patent and other proprietary position, brand name recognition and price. Another important factor will be the timing of market introduction of the Company's or competitive products. Earlier entrants in the market often obtain and maintain significant market share relative to later entrants.

         The commercial success of the Company's products also will depend in significant part upon their acceptance by pediatricians, pediatric nurses and third party payors (particularly managed care providers). Acceptance of the Company's products by pediatricians, pediatric nurses and third party payors will in turn be dependent upon the success of the Company's marketing and sales activities. There can be no assurance that pediatricians, pediatric nurses and third party payors will accept the Company's products on a timely basis or at all. In addition, in order to stimulate demand for its products, the Company may be required to, among other things, offer substantial price discounts. Failure to achieve market acceptance would have a material adverse effect on the Company's business, financial condition and operating results.

COMPETITION

         Competition in the pediatric pharmaceutical market is intense. Several large pharmaceutical companies with significant research, development, marketing and manufacturing operations market pediatric products in addition to products for the adult market. These competitors include Glaxo Wellcome Inc., Eli Lilly and Company, the Ortho-McNeil Pharmaceutical Division of Johnson & Johnson Inc., Pfizer Inc., the Ross Products Division of Abbott Laboratories Inc., Schering-Plough Corporation and the Wyeth-Lederle Vaccines and Pediatrics Division of American Home Products, Inc.

         Many of the companies against which Ascent competes have substantially greater name recognition and greater financial, technical and human resources than Ascent. In addition, many of these competitors have significantly greater experience than the Company in undertaking preclinical testing and human clinical trials of pharmaceutical products and obtaining FDA and other regulatory approvals of products for use in health care. Accordingly, the Company's competitors may succeed in obtaining FDA or other regulatory approvals for products more rapidly than the Company. Furthermore, Ascent competes against these larger companies with respect to manufacturing efficiency and marketing capabilities, areas in which Ascent has limited or no experience. These competitors may introduce competitive pricing pressures that may adversely affect Ascent's sales levels and margins. Moreover, many of these competitors offer well established, broad product lines and services not offered by the Company. Many of the products and services offered by these competitors have well known brand names that have been promoted over many years.

         The Company expects to market many of its product candidates as alternative treatments for pediatric indications for which products with the same active ingredient are well entrenched in the market. For example, the Company intends to market Primsol, a trimethoprim antibiotic, for the treatment of acute otitis media, an indication for which pediatricians often prescribe the well-known combination therapies Bactrim and Septra, which also contain trimethoprim. Similarly, Feverall controlled-release beads will compete against Tylenol liquid for children. The Company's product candidates also will face competition from other products that do not contain the same active ingredient but are used for the same indication and are well entrenched within the pediatric market.

For example, Primsol solution will compete against other antibiotics, including amoxicillin. Moreover, many of the Company's potential products that are reformulations of existing drugs of other manufacturers may have limited patent or other competitive protection. There can be no assurance that pediatricians, pediatric nurses and third party payors will prefer the Company's products to existing products.

         The Company plans to apply for three year protection for certain products under the Drug Price Competition and Patent Term Restoration Act of 1984 (the "Waxman-Hatch Act") from the approval of a potential competitor's ANDA which is based on the Company's clinical trial results. There can be no assurance that any of the Company's products will qualify for protection under the Waxman-Hatch Act or, if any product does so qualify, that the statutory protection will enhance the competitive position of such product.

UNCERTAINTY OF IDENTIFICATION OR ACQUISITION OF NEW PRODUCT CANDIDATES AND NEW TECHNOLOGIES

         The success of the Company depends in part upon its ability to identify and develop or obtain rights to pharmaceuticals suitable for pediatric use. There can be no assurance that the Company will be successful in identifying and developing pharmaceuticals suitable for pediatric use or in acquiring such rights. The Company's success also depends upon its ability to apply its drug delivery and reformulation technologies to produce proprietary products. There can be no assurance that the Company will be able to develop additional technologies or obtain rights from third parties to additional technologies on reasonable terms, or at all.

UNPROVEN SAFETY AND EFFICACY OF PRODUCTS; UNCERTAINTIES RELATED TO CLINICAL
TRIALS

         In order to obtain regulatory approval for the commercial sale of many of its products, the Company is conducting or plans to conduct clinical trials to demonstrate that such products are safe and effective. There can be no assurance that any of these clinical trials will be successfully completed within any specified time period, if at all. The results from early clinical trials may not be predictive of results that will be obtained in large-scale clinical trials, and there can be no assurance that the Company's clinical trials will demonstrate the safety and effectiveness of any products or will result in marketable products.

         The rate of completion of the Company's clinical trials is dependent upon, among other things, the rate of patient enrollment. Patient enrollment is a function of many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites and the eligibility criteria for the study. Historically, recruiting children to participate in clinical trials has been difficult, as parents are reluctant to permit their children to take experimental medications. Delays in planned patient enrollment may result in increased costs, program delays, or both, which could have a material adverse effect on the Company.

         The Company has contracted with clinical research organizations for the conduct of all of its clinical trials and expects to continue to do so for the foreseeable future. There can be no assurance that such entities will conduct the clinical trials successfully. The Company relies on scientific, technical and clinical data supplied by its academic and industry collaborators and licensors in the design, development and evaluation of product candidates. There can be no assurance that there are no errors or omissions in such data that would materially adversely affect the development of these products.

NO ASSURANCE OF REGULATORY APPROVAL; EXTENSIVE GOVERNMENT REGULATION

         The production and the marketing of the Company's products and the Company's ongoing product development activities are and will be subject to extensive regulation by numerous federal, state and local governmental authorities in the United States and abroad. The Company has had only limited experience in filing or pursuing applications necessary to gain regulatory approvals. Preclinical testing of the Company's product candidates is subject to Good Laboratory Practice ("GLP") requirements and the manufacture of products is subject to Good Manufacturing Practice ("GMP") requirements prescribed by the FDA.

         Many of the products that the Company is developing are subject to the NDA regulatory process. This process generally includes preclinical studies, clinical trials and ongoing post-approval testing of each compound to establish or monitor its safety and effectiveness for the intended indications, typically takes many years and requires the expenditure of substantial resources. The Company has limited experience in filing or pursuing applications necessary to gain regulatory approval. There can be no assurance that, even after the performance of clinical studies and the expenditure of resources, regulatory approval will be obtained for any products developed by the Company on a timely basis, if at all. The Company's analysis of data obtained from preclinical and clinical activities is subject to confirmation and interpretation by regulatory authorities which could delay, limit or prevent FDA regulatory approval. The Company or the FDA may suspend clinical trials at any time if the participants in such trials are being exposed to unanticipated or unacceptable health risks. Moreover, if regulatory approval to market a product is granted, such approval may entail limitations on the indicated uses for which it may be marketed.

         Failure to comply with applicable regulatory requirements can, among other things, result in fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecutions. FDA policy may change and additional government regulations may be established that could prevent or delay regulatory approval of the Company's product candidates. In addition, a marketed product, its manufacturer and its manufacturing facilities are subject to continual review and periodic inspections, and subsequent discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on such product or manufacturer, including withdrawal of the product from the market. There can be no assurance that additional statutes or regulations applicable to the Company's business will not be adopted, impose substantial additional costs upon or otherwise adversely affect the Company's operations.

         The Company is also subject to numerous and varying foreign regulatory requirements governing the design and conduct of clinical trials and the manufacturing and marketing of its products. The approval procedure varies among countries and can involve additional testing, and the time required to obtain approval may differ from that required to obtain FDA approval. The foreign regulatory approval process may include all of the risks associated with obtaining FDA approval set forth above. There can be no assurance that foreign regulatory approvals will be obtained on a timely basis, if at all.

DEPENDENCE ON THIRD PARTY MANUFACTURING; RISKS RELATED TO SOLE SOURCE OF SUPPLY

         The Company has no manufacturing facilities and has to date relied, and plans in the future to rely, upon third parties to manufacture the Company's products in accordance with GMP for preclinical testing, clinical trial and commercial purposes. In addition, the Company has not arranged for the production of certain of its product candidates in commercial quantities, and it is possible that the Company will encounter difficulties in scaling up the production of these product candidates. Although there are a number of manufacturers that operate under GMP regulations capable of manufacturing certain of the Company's products, in the event that the Company is unable to obtain contract manufacturing, or obtain such manufacturing on commercially reasonable terms, it may not be able to develop and commercialize its products as planned. Where third-party arrangements are established, the Company will depend upon such third parties to perform their obligations in a timely manner. There can be no assurance that third parties depended upon by the Company will perform and any failures by third parties may delay clinical trial development or the submission of products for regulatory approval, impair the Company's ability to commercialize its products as planned and deliver products on a timely basis, or otherwise impair the Company's competitive position, which could have a material adverse effect on the Company's business, financial condition and operating results.

         Certain of the Company's supply arrangements require that Ascent buy all of the Company's requirements of a particular product exclusively from the other party to the contract. Moreover, for many of its products, Ascent has qualified only one supplier, even though the contractual arrangement with the supplier may permit Ascent to qualify an alternative manufacturer. Any interruption in supply from any of the Company's manufacturers or the inability of these manufacturers to manufacture the Company's products in accordance with GMP could have a material adverse effect on the Company's business, financial condition and operating results.

         In the future, the Company may establish its own manufacturing facilities if it becomes economically attractive to do so. In order for the Company to establish a manufacturing facility, the Company would require substantial additional funds and be required to hire and retain significant additional personnel and comply with the extensive GMP regulations of the FDA.

UNCERTAINTY REGARDING PATENTS AND PROPRIETARY RIGHTS

         The Company's success depends in part on its ability to develop patentable products and obtain patent or other proprietary rights protection for its products, both in the United States and in other countries. The Company intends to file applications as appropriate for patents and other protection covering both its products and processes. However, the patent positions of pharmaceutical firms, including Ascent, are generally uncertain and involve complex legal and factual questions. Moreover, because the Company's product candidates are reformulations of existing off-patent drugs, any patent protection afforded will be significantly narrower than a patent on the active ingredient itself. In particular, the Company does not expect that composition-of-matter patent protection will be available for the active ingredients in its products. No assurance can be given that patents will issue from any patent applications owned by or licensed to the Company or that, if patents do issue, the claims allowed will be sufficiently broad to protect the Company's products or technology. In addition, no assurance can be given that any issued patents owned by or licensed to the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages to the Company.

         The commercial success of the Company will also depend in part on its neither infringing patents or other proprietary rights granted to competitors or others nor breaching the technology licenses upon which the Company's products are based. The Company's licenses of third party patents and patent applications impose various commercialization, sublicensing, royalty and other payment, insurance and other obligations on the Company. Failure of the Company to comply with these requirements could result in termination of the licenses. Competitors of the Company and other third parties hold issued patents and pending patent applications which may result in claims of infringement against the Company or other patent-related litigation. There can be no assurance that the Company will be able to successfully obtain a license to any technology that it may require or that, if obtainable, such technology can be licensed at a reasonable cost or on an exclusive basis. Failure by the Company to obtain a license to any technology that it may require to commercialize its products could have a material adverse effect on the Company.

         The pharmaceutical industry has been characterized by extensive litigation regarding patents and other intellectual property rights. Litigation, which could result in substantial cost to the Company, may be necessary to enforce any patents issued or licensed to the Company and/or to determine the scope and validity of others' proprietary rights. Competitors of the Company and other third parties hold issued patents and pending patent applications relating to aspects of the Company's technology, and it is uncertain whether these patents and patent applications will require the Company to alter its products or processes, pay licensing fees or cease activities. The Company also may have to participate in interference proceedings declared by the United States Patent and Trademark Office to determine the priority of inventions, which could result in substantial cost to the Company. Furthermore, the Company may have to participate at substantial cost in International Trade Commission proceedings to abate importation of products which would compete unfairly with products of the Company.

         The Company relies on trade secret and proprietary know-how which it seeks to protect, in part, by confidentiality agreements with its collaborators, employees, advisors and consultants. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach or that the Company's trade secrets will not otherwise become known or be independently developed by competitors. Failure to obtain or maintain patent and trade secret protection, for any reason, could have a material adverse effect on the Company's business, financial condition and operating results.

UNCERTAINTY OF PHARMACEUTICAL PRICING AND ADEQUATE REIMBURSEMENT; NEED FOR INCLUSION ON FORMULARIES

         The Company's ability to commercialize its products successfully depends in part on the extent to which appropriate reimbursement levels for the cost of such products are obtained from government authorities, private health insurers and other organizations, such as health maintenance organizations ("HMOs"). Third-party payors are increasingly challenging the prices charged for medical products and services. Also, the trend towards managed health care in the United States and the concurrent growth of organizations such as HMOs, which control or significantly influence the purchase of health care services and products, as well as legislative proposals to reduce government insurance programs, may all result in lower prices for the Company's products. The cost containment measures that health care providers are instituting could affect the Company's ability to sell its products and may have a material adverse effect on the Company.

         Thus, there can be no assurance that reimbursement in the United States or foreign countries will be available for any of the Company's products, or if available, will not be decreased in the future, or that reimbursement amounts will not reduce the demand for, or the price of, the Company's products. The unavailability or inadequacy of third-party reimbursement for the Company's products would have a material adverse effect on the Company's business, financial condition and operating results.

         Managed care providers generally maintain formularies, or lists of products, that such providers have approved for use and reimbursement. The Company plans to seek to have its products included on such formularies. There can be no assurance that the Company's products will be included on the formularies of managed care providers on a timely basis, or at all. The Company's success in obtaining inclusion of its products on managed care formularies will materially affect the Company's business, financial condition and operating results.

POTENTIAL PRODUCT LIABILITY EXPOSURE AND INSURANCE

         The use of the Company's products in human clinical trials and the commercial sale of such products may expose the Company to potential product liability risks which are inherent in the testing, manufacturing, marketing and sale of human therapeutic pharmaceuticals. Product liability claims might be made directly by consumers, health care providers or by licensees, distributors or others selling such products. There can be no assurance that product liability claims, if made, would not result in a recall of the Company's products or a change in the indications for which they may be used. Ascent has limited product liability insurance coverage, and such coverage is subject to various deductibles. Such coverage is expensive, and no assurance can be given that the Company will be able to maintain or obtain such insurance at reasonable cost or in sufficient amounts to protect the Company against losses due to liability claims that could have a material adverse effect on the Company.

ATTRACTION AND RETENTION OF KEY EMPLOYEES

         The Company is highly dependent on the principal members of its management and scientific staff, particularly Dr. Clemente, the Company's Chairman, the loss of whose services could have a material adverse effect on the Company. Also, recruiting and retaining qualified scientific personnel to perform product development work in the future will be critical to the Company's success. There can be no assurance that the Company will be able to attract and retain such highly skilled personnel on acceptable terms given the competition among numerous pharmaceutical and health care companies, universities and non-profit research institutions for experienced scientists. The Company does not carry key-man insurance with respect to any of its executive officers other than Dr. Clemente.

         The Company's anticipated growth and expansion into areas and activities requiring additional expertise are expected to require the addition of new management personnel and the development of additional expertise by existing management personnel. The failure to acquire such services or to develop such expertise could have a material adverse effect on the Company's business, financial condition and operating results.

RISKS RELATED TO POSSIBLE ACQUISITIONS

         The Company may expand its operations or product offerings through the acquisition of businesses, products or technologies. There can be no assurance that the Company will be able to identify, acquire or profitably manage additional businesses or successfully integrate any acquired businesses, products or technologies into the Company without substantial expense, delays or other operational or financial problems. Further, acquisitions may involve a number of special risks, including diversion of management's attention, failure to retain key acquired personnel, unanticipated events or circumstances and legal liabilities, some or all of which could have a material adverse effect on the Company's business, financial condition and operating results. In addition, there can be no assurance that acquired businesses, products or technologies, if any, will achieve anticipated revenues and earnings.

DEPENDENCE ON COLLABORATORS; COPROMOTION ARRANGEMENTS

         In addition to the manufacturing of product candidates and products, the Company is dependent upon third parties with respect to significant other aspects of its operations, including product design and formulation work, conduct of clinical trials, marketing to managed care organizations and product distribution. There can be no assurance that the Company will be able to enter into future collaborative arrangements with respect to these matters or as to whether any of the Company's existing or future relationships will be successful. The success of any such arrangement is dependent on, among other things, the skills, experience and efforts of the third party, the third party's commitment to the arrangement and the financial condition of the third party, all of which are beyond the control of the Company.

         The Company plans to enter into arrangements to copromote certain pharmaceutical products of third parties to pediatricians in the United States. To date, the Company has entered into a four-year copromotion agreement with Bristol-Myers Squibb to market Bristol-Myers Squibb's Duricef oral suspension product. There can be no assurance that the Company will be able to enter into future arrangements or as to whether any of the Company's existing or any future copromotion arrangements will be successful. The success of any such arrangement is dependent on, among other things, the third party's commitment to the arrangement, the financial condition of the third party and market acceptance of the third party's products.

RELIANCE ON THIRD PARTIES FOR CERTAIN SALES AND MARKETING AND DISTRIBUTION ACTIVITIES

         The Company plans to sell its pediatric products in international markets through distribution, licensing and similar arrangements and to sell its products for adult indications in the United States and in international markets through similar arrangements. To date, the Company has not entered into any material arrangements of this nature. To the extent the Company enters into such arrangements with third parties, any revenues the Company receives will depend upon the efforts of such parties. There can be no assurance that any third party will market the Company's products successfully or that any arrangements with third parties will be on terms favorable to the Company. If a third party does not market the Company's products successfully, the Company's business, financial condition and operating results would be adversely affected, possibly materially. If Ascent's plan to rely on third parties for certain aspects of marketing and selling the Company's products is unsuccessful for any reason, Ascent may need to forgo international and adult market opportunities or recruit and train a larger marketing staff and sales force and establish a larger distribution capability than it currently anticipates doing, which would entail the incurrence of significant additional costs.

         Ascent distributes its products through a third party distribution warehouse. The Company has no experience with the distribution of products and relies on the third party distributor to perform various functions on behalf of the Company, including order entry, customer service and collection of accounts receivable. The success of this arrangement is dependent on, among other things, the skills, experience and efforts of the third party distributor, all of which are beyond the control of the Company.

UNCERTAINTY OF HEALTH CARE REFORM MEASURES

         Federal, state and local officials and legislators (and certain foreign government officials and legislators) periodically propose or consider proposing a variety of reforms to the health care systems in the United States and abroad. The Company cannot predict what health care reform legislation, if any, will be enacted in the United States or elsewhere or when such legislation will be enacted. Significant changes in the health care system in the United States or elsewhere are likely to have a substantial impact over time on the manner in which the Company conducts its business and could have a material adverse effect on the Company. The existence of pending health care reform proposals could have a material adverse effect on the Company's ability to raise capital. Further, to the extent that proposals have a material adverse effect on other pharmaceutical companies that are prospective collaborators with the Company, the Company's ability to establish collaborative commercial relationships may be adversely affected.

CONCENTRATION OF OWNERSHIP

         As of June 1, 1998, the Company's officers and directors and their affiliates (including James Luikart (who became a director on June 1, 1998) and his affiliates and excluding Thomas W. Janes (who resigned as a director on June 1, 1998) and his affiliates) beneficially owned approximately 55.7% of the outstanding shares of the capital stock of the Company, including shares which such officer, director or affiliate had the right to acquire within 60 days of June 1, 1998. As a result, these stockholders, if acting together, will have the ability to control the outcome of most corporate actions requiring stockholder approval, including actions concerning the election of directors and the approval of certain mergers and other significant corporate transactions, including a sale of substantially all of the Company's assets, irrespective of how other stockholders of the Company may vote. This concentration of ownership may have the effect of delaying or preventing a change in control of the Company.

ANTI-TAKEOVER PROVISIONS

         The Company's Second Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") requires that any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing, and requires reasonable advance notice by a stockholder of a proposal or director nomination which such stockholder desires to present at any annual or special meeting of stockholders. Special meetings of stockholders may be called only by the President of the Company or by the Board of Directors. The Certificate of Incorporation provides for a classified Board of Directors, and members of the Board of Directors may be removed only for cause upon the affirmative vote of holders of at least two-thirds of the shares of capital stock of the Company entitled to vote. In addition, the Board of Directors has the authority, without further action by the stockholders, to fix the rights and preferences of, and issue shares of, preferred stock. These provisions, other provisions of the Certificate of Incorporation and the beneficial ownership of a significant portion of the Company's outstanding Common Stock by the Company's directors and executive officers and their affiliates, may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices. In addition, these provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interests.

VOLATILITY OF STOCK PRICE

         The market price of the Company's Common Stock could be subject to wide fluctuations in response to quarterly variations in the Company's operating results, announcements of technological innovations, progress in the development of the Company's operating results, announcements of technological innovations, progress in the development of the Company's product candidates or new products by the Company, its collaborative partners or its competitors, governmental regulation, developments in patent or other proprietary rights and public concern regarding the safety, effectiveness or other implications of the products being developed by the Company. In addition, the stock market has experienced extreme price and volume fluctuations. This volatility has significantly affected the market prices of securities of many pharmaceutical companies for reasons frequently unrelated to or disproportionate to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock.

NO DIVIDENDS ANTICIPATED IN FUTURE

         The Company has not paid any cash dividends on the Common Stock since its inception and does not anticipate paying any cash dividends on its Common Stock in the future. Declaration of dividends on the Common Stock will depend upon, among other things, future earnings, the operating and financial condition of the Company, its capital requirements and general business conditions. However, the Securities Purchase Agreement dated as of May 13, 1998 among the Company and the 1998 Investors limits the Company's ability to pay dividends or make other distributions on its Common Stock.

                                 USE OF PROCEEDS

         All of the Shares are being sold by the Selling Stockholders or by their pledgees, donees, transferees or other successors in interest, and the Company will not receive any proceeds from the sale of such Shares.

                            THE SELLING STOCKHOLDERS

         The following table sets forth, to the knowledge of the Company, the name and the number of shares of Common Stock beneficially owned by the Selling Stockholders as of June 1, 1998, the number of the Shares to be offered by the Selling Stockholders or by their pledgees, donees, transferees or other successors in interest pursuant to this Prospectus, and the number of shares of Common Stock to be owned beneficially by the Selling Stockholders assuming that all of the Shares offered hereby by the Selling Stockholders or by their pledgees, donees, transferees or other successors in interest are sold as described herein. Assuming that all of the Shares offered hereby are sold as described herein, no Selling Stockholder will beneficially own more than one percent of the Company's Common Stock.

         The Selling Stockholders may acquire the Shares upon exercise of the Triumph Warrants, which were issued to the Selling Stockholders in connection with the issuance and sale of the Triumph Notes to the Selling Stockholders on January 31, 1997 and June 4, 1997. The Triumph Warrants are exercisable for the purchase of up to an aggregate of 218,195 and 561,073 shares of Common Stock at a price of $5.29 and $0.01 per share, respectively, at any time prior to January 31, 2004. On December 2, 1997, March 3, 1998 and June 1, 1998, the Company paid the Selling Stockholders an aggregate of $7,457,918.14, representing the outstanding aggregate principal amount of the Triumph Notes and accrued interest thereon, and on June 1, 1998 the Triumph Notes were cancelled. The Selling Stockholders include Triumph-Connecticut Limited Partnership ("Triumph"), a former affiliate of the Company, and a retirement plan for the benefit of Thomas
W. Janes, a former director of the Company and the Managing Director of Triumph. As of June 1, 1998, each of Thomas W. Janes and Jeffrey F. Lick was employed by Triumph. Since June 1, 1995, no other Selling Stockholder has held any position or office with the Company or otherwise had any material relationship with the Company.

                                         Number of Shares of                                     Number of Shares
                                            Common Stock              Number of Shares            of Common Stock
Name of                                  Beneficially Owned            of Common Stock          Beneficially Owned
Selling Stockholder                     Prior to Offering(1)           Offered Hereby          After Offering(1)(2)
-------------------                     --------------------          ----------------         --------------------

Triumph-Connecticut Limited                   654,591(4)                   654,591                          0
      Partnership(3)

John D. Howard and Lauren                     111,324(4)                   111,324                          0
      R. Howard

Thomas W. Janes                                23,347(5)                     8,347                     15,000

Duane E. Thurman                                2,781(4)                     2,781                          0

Jeffrey F. Lick                                 2,225(4)                     2,225                          0

-----------

(1) The number of shares beneficially owned is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the stockholder has the right to acquire within 60 days after June 1, 1998 through the exercise of any stock option, warrant or other right. The inclusion herein of such shares, however, does not constitute an admission that a Selling Stockholder is a direct or indirect beneficial owner of such shares. Each Selling Stockholder has sole voting power and investment power with respect to all shares of capital stock listed as owned by such Selling Stockholder.

(2) It is unknown if, when or in what amounts the Selling Stockholders may offer Shares for sale and there can be no assurance that the Selling Stockholders will sell any or all of the Shares offered hereby. Because the Selling Stockholders may offer all or some of the Shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares that will be held by the Selling Stockholders after completion of the offering, no estimate can be given as to the amount of the Shares that will be held by the Selling Stockholders after completion of the offering. However, for purposes of this table, the Company has assumed that, after completion of the Offering, no Shares will be held by the Selling Stockholders.

(3) Subsequent to the date of this Prospectus, the Shares held by Triumph may be distributed to the limited and general partners of Triumph either pursuant to this Prospectus or in a private unregistered transaction.

(4) All of such shares are issuable upon the exercise of Triumph Warrants within 60 days of June 1, 1998.

(5) Includes 8,347 shares issuable upon the exercise of Triumph Warrants held by Frederick S. Moseley IV and E. Mark Noonan, as trustees of the Triumph Capital Group, Inc. 401(k) Plan and Trust for the account of Thomas W. Janes, and an additional 15,000 shares issuable upon the exercise of options held by Mr. Janes, each of which is exercisable within 60 days of June 1, 1998.

                              PLAN OF DISTRIBUTION

         The Selling Stockholders have advised the Company that the sale or distribution of the Shares covered hereby may be effected directly to purchasers by the Selling Stockholders, or by their pledgees, donees, transferees or other successors in interest, from time to time in private or public transactions, in transactions involving principals, in transactions involving brokers, or by any other lawful methods (which may involve crosses or block transactions) (i) or on any exchange or in the over-the-counter market, (ii) in transactions otherwise than in the over-the-counter market, (iii) through the writing of options (whether such options are listed on an options exchange or otherwise) on, or settlement of short sales of, the Shares or (iv) through the distribution of the Shares by any Selling Stockholder to its partners, members or shareholders. Sales through brokers may be made by any method of trading authorized by any stock exchange on which the Shares may be listed, including block trading in negotiated transactions. Without limiting the foregoing, such brokers may act as dealers by purchasing any or all of the Shares covered by this Prospectus, either as agents for others or as principals for their own accounts, and reselling such Shares pursuant to this Prospectus. Sales of Shares are, in general, expected to be made at the market price prevailing at the time of each such sale; however, prices in negotiated transactions may differ considerably. The Selling Stockholders have advised the Company that they do not anticipate paying any consideration other than usual and customary broker's commissions in connection with sales of the Shares. The Selling Stockholders and their pledgees, donees, transferees and successors in interest are acting independently of the Company in making decisions with respect to the timing, manner and size of each sale.

         In offering the Shares covered by this Prospectus, the Selling Stockholders and their pledgees, donees, transferees and successors in interest and any broker-dealers who execute sales for such Selling Stockholders or their pledgees, donees, transferees and successors in interest may be considered to be "underwriters" within the meaning of the Securities Act, and any profits realized by the Selling Stockholders or their pledgees, donees, transferees and successors in interest and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions.

         Under the securities laws of certain states, the Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         The Company has agreed to indemnify in certain circumstances the Selling Stockholders and any underwriter and certain control and other persons related to the foregoing persons against certain liabilities, including liabilities under the Securities Act. The Selling Stockholders have agreed to indemnify in certain circumstances the Company and certain related persons against certain liabilities, including liabilities under the Securities Act.

         The Company has agreed with the Selling Stockholders to keep the Registration Statement of which this Prospectus constitutes a part effective until the earlier of (i) the date on which all of the Shares have been sold, or
(ii) three years following the effective date of the Registration Statement of which this Prospectus is a part. The Company intends to de-register any of the Shares not sold by the Selling Stockholders at the end of such period.

                                  LEGAL MATTERS

         The validity of the shares offered hereby will be passed upon for the Company by Hale and Dorr LLP, a limited liability partnership including professional corporations, 60 State Street, Boston, Massachusetts 02109.

                                     EXPERTS

         The balance sheets of Ascent Pediatrics, Inc. as of December 31, 1997 and 1996 and the statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report (which includes an explanatory paragraph about the Company's ability to continue as a going concern) of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by the Company. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

         Filing Fee - Securities and Exchange Commission          $   640
         Legal fees and expenses                                   15,000
         Accounting fees and expenses                               5,000
         Miscellaneous expenses                                     4,360
                                                                  -------
         Total Expenses                                           $25,000
                                                                  =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article EIGHTH of the Registrant's Second Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

         Article NINTH of the Registrant's Certificate of Incorporation provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

         Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

         Article NINTH of the Registrant's Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

         Section 145 of the Delaware General Corporation Law, as amended, provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

         The Company maintains a general liability insurance policy which covers certain liabilities of directors and officers of the Company arising out of claims based on acts or omissions in their capacities as directors or officers.

ITEM 16.  LIST OF EXHIBITS.

3.1(1)   Second Amended and Restated Certificate of Incorporation

3.2(2) Certificate of Designation, Voting Powers, Preferences and Rights of Series G Convertible Exchangeable Preferred Stock of the Registrant

3.3(1)   Amended and Restated By-Laws of the Registrant

5        Opinion of Hale and Dorr LLP

10.1(1) Securities Purchase Agreement dated as of January 31, 1997 among the Registrant, Triumph-Connecticut Limited Partnership and the other purchasers identified therein (the "Triumph Agreement"), including the Forms of Series A Warrant and Series B Warrant of the Registrant attached thereto as Exhibits B-1 and B-2, respectively

10.2(1)  Waiver and Amendment to the Triumph Agreement dated as of March 13,
         1997

10.3(2) Second Waiver and Amendment to the Triumph Agreement dated as of May 13, 1998

23.1     Consent of Hale and Dorr LLP, included in Exhibit 5 filed herewith

23.2     Consent of Coopers & Lybrand L.L.P., independent accountants

24       Power of Attorney (See page II-5 of this Registration Statement)


------------------

(1) Incorporated by reference to the exhibits to the Registrant's Registration Statement on Form S-1 (File No. 333-23319).

(2) Incorporated by reference to the Registrant's Current Report on Form 8-K dated June 1, 1998, filed with the Securities and Exchange Commission on June 2, 1998.

ITEM 17.  UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any derivation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 and 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Wilmington, Commonwealth of Massachusetts, on this 10th day of June, 1998.


                                       ASCENT PEDIATRICS, INC.



                                       By: /s/ Alan R. Fox
                                           -------------------------------------
                                           Alan R. Fox
                                           President and Chief Executive Officer


                                POWER OF ATTORNEY


         We, the undersigned officers and directors of Ascent Pediatrics, Inc., hereby severally constitute Alan R. Fox and John G. Bernardi, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Ascent Pediatrics, Inc., to comply with the provisions of the Securities Act and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


Signature                          Title                                        Date
---------                          -----                                        ----


/s/ Alan R. Fox                    President, Chief Executive Officer and       June 10, 1998
-------------------------------    Director (Principal Executive Officer)
Alan R. Fox


/s/ John G. Bernardi               Vice President, Finance and Treasurer        June 10, 1998
-------------------------------    (Principal Financial and Accounting
John G. Bernardi                   Officer)

Signature                          Title                                        Date
---------                          -----                                        ----


/s/ Emmett Clemente, Ph.D.         Chairman of the Board of Directors           June 9, 1998
-------------------------------
Emmett Clemente, Ph.D.


/s/ Robert E. Baldini              Vice Chairman of the Board of                June 10, 1998
-------------------------------    Directors
Robert E. Baldini


/s/ Raymond F. Baddour, Ph.D.      Director                                     June 8, 1998
-------------------------------
Raymond F. Baddour, Ph.D.


/s/ Michael J.F. DuCros            Director                                     June 10, 1998
-------------------------------
Michael J.F. DuCros


/s/ Andre Lamotte, Sc.D.           Director                                     June 9, 1998
-------------------------------
Andre Lamotte, Sc. D.


/s/ Terrance McGuire               Director                                     June 10, 1998
-------------------------------
Terrance McGuire


/s/ Lee J. Schroeder               Director                                     June 9, 1998
-------------------------------
Lee J. Schroeder

/s/ James Luikart                  Director                                     June 10, 1998
-------------------------------
Janes Luikart

                                INDEX TO EXHIBITS

EXHIBIT
   NO.            DESCRIPTION
-------           -----------

3.1(1)            Second Amended and Restated Certificate of Incorporation

3.2(2) Certificate of Designation, Voting Powers, Preferences and Rights of Series G Convertible Exchangeable Preferred Stock of the Registrant

3.3(1)            Amended and Restated By-Laws of the Registrant

5                 Opinion of Hale and Dorr LLP

10.1(1) Securities Purchase Agreement dated as of January 31, 1997 among the Registrant, Triumph-Connecticut Limited Partnership and the other purchasers identified therein (the "Triumph Agreement"), including the Forms of Series A Warrant and Series B Warrant of the Registrant attached thereto as Exhibits B-1 and B-2, respectively

10.2(1) Waiver and Amendment to the Triumph Agreement dated as of March 13, 1997

10.3(2) Second Waiver and Amendment to the Triumph Agreement dated as of May 13, 1998

23.1 Consent of Hale and Dorr LLP, included in Exhibit 5 filed herewith

23.2              Consent of Coopers & Lybrand L.L.P., independent accountants

24                Power of Attorney (See page II-5 of this Registration
                  Statement)

-----------------------

(1) Incorporated by reference to the exhibits to the Registrant's Registration Statement on Form S-1 (File No. 333-23319).

(2) Incorporated by reference to the Registrant's Current Report on Form 8-K dated June 1, 1998, filed with the Securities and Exchange Commission on June 2, 1998.